Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:
November 6, 2006	Randolph F. Williams President/CEO (765) 742-1064 Fax: (765) 429-5932

LSB Financial Corp. Announces Year-to-Date and Third Quarter Results
and Payment of a Cash Dividend

Net income for the nine months ended September 30, 2006 was $2.6 million, up $9,000 or 0.35% over the same period in 2005. This equates to a year-to-date return on equity of 10.3% and a 0.94% return on assets. While net interest income was up $404,000 or 4.6% and non-interest income was up $276,000 or 15.4%, the provision for loan losses increased $243,000 and non-interest expenses increased $254,000 for the nine month period. For the quarter ended September 30, 2006 net income was $867,000, down 7.2% from the $934,000 reported for the third quarter of the previous year, primarily because of a $143,000 increase in our provision for loan losses. The $867,000 net income equates to a return on equity of 10.2% and a return on assets of 0.95%.

LSB president and CEO, Randolph F. Williams stated, “We are pleased with our ability to have once again generated a double-digit return on equity. Our management team has successfully found ways to generate both interest and non-interest revenue growth even as we absorb the expenses involved in resolving the issue of problem loans. We are encouraged that our non-performing loans as a percent of total loans is down to 1.42% compared to 2.56% last year at this time. There are signs that the local economy is rebounding slowly, as seen most recently in the announcement by the Indiana Department of Workforce Development that the unemployment rate for Tippecanoe County dipped to 3.9%, the lowest since November of 2004.”

Further, the Company announced today that it will pay a quarterly cash dividend of $0.17 per share to shareholders of record as of the close of business on November 3, 2006, with a payment date of December 1, 2006.

The closing price of LSB stock on November 3, 2006, after adjusting for a $0.17 cash dividend, was $24.83 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Nine months ended September 30, 2006	Year ended December 31, 2005
Cash and due from banks	$1,413	$1,697
Short-term investments	6,158	7,687
Securities available-for-sale	14,317	11,611
Loans held for sale	334	---
Net portfolio loans	318,366	330,971
Allowance for loan losses	2,564	2,852
Premises and equipment, net	6,717	6,813
Federal Home Loan Bank stock, at cost	4,040	4,197
Bank owned life insurance	5,321	2,715
Other assets	9,112	6,973
Total assets	365,778	372,664
Deposits	255,978	265,993
Advances from Federal Home Loan Bank	73,533	72,033
Other liabilities	1,927	1,817
Shareholders’ equity	34,340	32,821
Book value per share	$21.42	$21.32
Equity / assets	9.39%	8.81%
Total shares outstanding	1,605,579	1,547,806
Asset quality data:
Non-accruing loans	$4,114	$8,432
Loans past due 90 days still on accrual	445	127
Other real estate / assets owned	4,653	2,004
Total non-performing assets	9,212	10,563
Non-performing loans / total loans	1.42%	2.56%
Non-performing assets / total assets	2.52%	2.83%
Allowance for loan losses / non-performing loans	56.24%	33.32%
Allowance for loan losses / non-performing assets	27.83%	27.00%
Allowance for loan losses / total loans	0.80%	0.85%
Loans charged off (nine months-to-date and year-to-date, respectively)	$1,058	$492
Recoveries on loans previously charged off	43	49

	Three months ended September 30,		Nine months ended September 30,
Selected operating data:	2006	2005	2006	2005
Total interest income	$5,924	$5,469	$17,434	$15,891
Total interest expense	2,832	2,467	8,200	7,061
Net interest income	3,092	3,002	9,234	8,830
Provision for loan losses	318	175	718	475
Net interest income after provision	2,774	2,827	8,516	8,355
Non-interest income:
Deposit account service charges	439	468	1,312	955
Gain on sale of mortgage loans	65	109	172	271
Gain on sale of securities and assets	5	0	7	11
Other non-interest income	200	128	582	560
Total non-interest income	709	705	2,073	1,797
Non-interest expense:
Salaries and benefits	976	1,128	3,406	3,415
Occupancy and equipment, net	325	254	905	795
Computer service	112	101	314	327
Advertising	55	114	184	265
Other	614	455	1,613	1,366
Total non-interest expense	2,082	2,052	6,422	6,168
Income before income taxes	1,401	1,480	4,167	3,984
Income tax expense	534	546	1,564	1,390
Net income	867	934	2,603	2,594
Weighted average number of diluted shares	1,647,136	1,629,532	1,618,646	1,615,803
Diluted earnings per share	$0.53	$0.57	$1.62	$1.62
Return on average equity	10.18%	11.50%	10.32%	10.91%
Return on average assets	0.95%	1.01%	0.94%	0.94%
Average earning assets	$345,101	$354,266	$348,974	$350,266
Net interest margin	3.58%	3.39%	3.53%	3.36%
Efficiency ratio	59.79%	58.08%	60.65%	60.76%